Exhibit 10.35

November 28, 2006

Gene S. Godick

120 Clover Leaf Lane

North Wales, Pa. 19454

Dear Gene:

This Letter Agreement will confirm our agreement regarding Verticalnet’s desire to engage you as an independent contractor.

We have agreed, as follows:

1. Services. Effective January 1, 2007, (the “Effective Date”), you shall perform certain services for Verticalnet, Inc., its affiliates and subsidiaries (collectively, “Verticalnet”), including, but not limited to, representing Verticalnet in connection with the restructuring of the company, the possible sale of the company or its assets, the financial affairs of the company and other related matters as mutually agreed to by Verticalnet and you; provided, however, you shall not have the authority to bind, obligate or contract for or in the name of Verticalnet (collectively, the “Services”).

2. Compensation. For the performance of the Services rendered to Verticalnet pursuant to the terms of this Letter Agreement, you shall receive $375 per hour. In addition, Verticalnet shall reimburse you for any reasonable out of pocket expenses, limited to travel, lodging, meals, telephone long distance charges and internet connectivity, incurred in the performance of Services pursuant to the terms of this Letter Agreement (“Expenses”). Individual Expenses in excess of $1,000.00 must be pre-approved by Verticalnet in writing. You shall submit itemized statements of the actual time spend performing the Services and Expenses incurred on a weekly basis, no later than the close of business of the third (3rd) calendar day after the conclusion of the previous week. All Compensation and Expenses shall be payable on the first day of the month and the fifteenth day of the month, no sooner than one week after submission of your itemized statement, in arrears.

3. Authority. You shall not have the authority to represent and shall not purport to represent Verticalnet, its Board of Directors, or its officers, employees, agents and representatives in any transactions or communications other than as set forth in Section 1 above. You shall assist the officers, employees, agents and representatives of Verticalnet and shall perform any and all services required or requested in connection with the Services, including, but not limited to, such services of an advisory nature as may be requested from time to time by the officers, employees, agents and representatives of Verticalnet. You shall periodically, or at any time upon Verticalnet’s request, submit appropriate documentation and reports with respect to the Services.

4. Term. The Term of this Letter Agreement shall be month-to-month.

5. Termination. Verticalnet may terminate this Letter Agreement by giving no less than one-month notice of termination. You may terminate this Letter Agreement by giving no less than one-month notice of termination, or such shorter notice period as agreed to by you and Verticalnet. You agree that, at the time of termination of this Letter Agreement, you will, upon written request of Verticalnet, deliver to Verticalnet (and will not keep in your possession or deliver to anyone other than Verticalnet) any and all records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, confidential information, third party information and other documents or property, or reproductions of any aforementioned items developed by you as part of or in connection with the Services or otherwise belonging to Verticalnet.

6. Confidentiality and Rights In Intellectual Property. You agree at all times during the Term and thereafter, to hold in strictest confidence, and not to use (or attempt to use), except for the benefit of Verticalnet, and not to disclose to any person or entity, except in performance of the Services or with written authorization of the Chief Executive Officer or Board of Directors of Verticalnet, any confidential information of Verticalnet. All right, title, and interest in and to any programs, systems, data, and materials furnished to you by Verticalnet are and shall remain the property of Verticalnet. Verticalnet hereby grants you an irrevocable, royalty-free, transferable license to use such programs, systems, data, and materials for the purposes of this Letter Agreement. Such license shall be revoked automatically upon termination of this Letter Agreement. This clause shall survive termination of this Letter Agreement.

7. Indemnification. Verticalnet shall indemnify and hold you harmless from any and all liability, claims or damages (including attorneys’ fees and other expenses relating to any defense) arising from or relating to, in any manner whatsoever, your performance of the Services, all to the broadest and maximum extent permitted by Pennsylvania law. In addition, Verticalnet shall indemnify you under Verticalnet’s bylaws and will take the necessary actions to provide that you are an “indemnified representative” under Verticalnet’s bylaws and covered by Verticalnet’s Directors and Officers Insurance Policy. These indemnification obligations shall survive the termination of this Letter Agreement. During the Term of this Letter Agreement, Verticalnet shall add you as an additional insured on Verticalnet’s existing General Liability, Auto and Umbrella insurance policies.

8. General. This Letter Agreement, including any schedules hereto: (a) contains the complete and exclusive agreement between the parties relating to the subject matter hereof; (b) supersedes any and all prior oral or written communications, proposals, and agreements and (c) may not be waived or modified except by written agreement of the parties. This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, subsidiaries, affiliates, and permitted assigns. Your rights and duties under this Letter Agreement may not be assigned or delegated without prior written consent of Verticalnet. This Letter Agreement shall not create a partnership, joint venture, agency, employer/employee or similar relationship between Verticalnet and you. At all times and for all purposes material hereto, you shall be deemed an independent contractor. Verticalnet shall not be required to withhold any amounts for state or federal income tax or for FICA taxes from sums becoming due to you under this Letter Agreement. You shall not be considered an employee of Verticalnet and shall not be entitled to participate in any plan, arrangement or distribution by Verticalnet pertaining to or in connection with any pension, stock, bonus, profit sharing or other benefit extended to Verticalnet’s employees. This Letter Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, United States of America without giving effect to any conflict of laws provisions. Any notice under this Letter Agreement (except a notice of termination which may be given orally and is deemed given immediately) shall be deemed given on (i) the third business day following the mailing of any such notice, postage paid, (ii) the next business day following the mailing of any such notice by federal express or other nationally recognized overnight delivery service, or (iii) the same day on which such notice is sent by facsimile or email as follows:

If to Verticalnet:

Verticalnet, Inc.

400 Chester Field Parkway

Malvern, PA 19355

Attn: CEO

Fax: 610-240-9470

Email: nlentz@verticalnet.com.

If to Consultant:

Gene S. Godick

120 Clover Leaf Lane

North Wales, Pa. 19454

Email: ggodick@                    .com

Please review the foregoing and if acceptable to you, please indicate your review and acceptance of the foregoing terms and conditions by signing the copy of this letter enclosed herewith and returning it to me at your earliest convenience.

Please do not hesitate to contact me if you have any questions regarding this matter.

Very truly yours,

VERTICALNET, INC.

By:	/s/ Nathanael V. Lentz
Nathanael V. Lentz
President and CEO

AGREED AND ACCEPTED:

/s/ Gene S. Godick
Gene S. Godick

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